Exhibit 4.1

AMENDMENT TO

RIGHTS AGREEMENT

This Amendment, dated as of July 7, 2009 (the “Amendment”), to the Rights Agreement, dated as of October 10, 2008 (the “Rights Agreement”), between MSC.Software Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”). Capitalized terms used herein and not defined shall have the meanings specified in the Rights Agreement.

RECITALS

WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement;

WHEREAS, the Company is entering into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), dated as of July 7, 2009, among the Company, Maximus Holdings Inc., a Delaware corporation (“Parent”), and Maximus Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Merger Subsidiary”) pursuant to which Merger Subsidiary will merge with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Merger, are in the best interests of the Company and its stockholders;

WHEREAS, the Board of Directors of the Company has determined, in connection with its contemplation of the Merger Agreement, that an amendment to the Rights Agreement as set forth herein is necessary and desirable to exempt the Merger Agreement, the Voting Agreement (as defined in the Merger Agreement) and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement as set forth in this Amendment;

WHEREAS, pursuant to Section 24 of the Rights Agreement, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provisions of the Rights Agreement, subject to the limitations set forth in such Section 24; and

WHEREAS, pursuant to Section 24 of the Rights Agreement, the Company hereby directs that the Rights Agreement should be amended as set forth herein.

AGREEMENT

Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

A. Amendment of Certain Definitions.

Section 1(a) of the Rights Agreement is supplemented to add the following definitions in the appropriate alphabetical locations:

“Buyer” means Maximus Holdings Inc., a Delaware corporation.

“Effective Time” means the “Effective Time” as such term is defined in the Merger Agreement.

“Merger” means the “Merger” as such term is defined in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger (as may be amended from time to time), dated as of July 7, 2009, among the Company, Buyer and a wholly-owned subsidiary of Buyer.

“Voting Agreements” means the “Voting Agreements” as such term is defined in the Merger Agreement.

The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof as paragraph (iv):

“(iv) Buyer, or any of its Affiliates, Associates or Subsidiaries, as a result of the approval, execution, delivery, announcement or performance of the Merger Agreement, the Voting Agreements or the consummation of the Merger or any other transaction contemplated by the Merger Agreement.”

The definition of “Expiration Date” in Section 1(a) of the Rights Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“Expiration Date” means the earlier of (i) the Final Expiration Date, (ii) the time at which all Rights are redeemed as provided in Section 20 or exchanged as provided in Section 21 or (iii) immediately prior to the Effective Time.

The definition of “Stock Acquisition Date” in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred as the result of the approval, execution, delivery, announcement or performance of the Merger Agreement, the Voting Agreements or the consummation of the Merger or any other transaction contemplated by the Merger Agreement.”

B. Amendment of Section 3. Section 3 of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof as a new Section 3(e):

“(e) Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the approval, execution, delivery, announcement or performance of the Merger Agreement, the Voting Agreements or the consummation of the Merger or any other transaction contemplated by the Merger Agreement.”

C. Addition of Section 31. A new Section 31 shall be added to the Rights Agreement and shall read as follows:

“Section 31. Termination. Immediately prior to the Effective Time, this Agreement shall be terminated and all outstanding Rights shall expire. The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Effective Time and, if such notification is given orally, the Company shall confirm same in writing on or prior to the Business Day next following. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Distribution Date has not occurred.”

D. Effect of Amendment. Except as expressly set forth herein, the Rights Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby. This Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed. In the event that the Merger Agreement is terminated by either the Company or the Parent, in accordance with Section 10.01 thereof, this Amendment shall be deemed to be no longer in effect.

E. Severability. If any term, provision or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions or restriction of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

F. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

G. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

H. Effective Date of Amendment. This Amendment shall be deemed effective as of the date first written above, as if executed on such date, when each party hereto shall have received a counterpart hereof signed by the other party hereto.

I. Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

Company:

MSC.SOFTWARE CORPORATION

By:	/s/ John A. Mongelluzzo
Name:	John A. Mongelluzzo
Title:	Executive Vice President, Business Administration, Legal Affairs and Secretary

Rights Agent:

MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ Mark Cano
Name:	Mark Cano
Title:	Relationship Manager

[Signature Page to Rights Amendment]